EXHIBIT 10dd(i)

Description of Changes to Arrangements

As previously disclosed, Messrs. Seidenberg, Babbio and Barr waived their rights to receive certain deferred previously earned bonus payments in exchange for Verizon’s entering into split-dollar insurance arrangements for their benefit. The deferred bonus payments waived by Messrs. Seidenberg, Babbio and Barr pursuant to these arrangements were $3.8 million, $2.0 million and $500,000, respectively. These amounts were included in the summary compensation table in Verizon’s proxy statements. Under these arrangements, the insurance premiums paid by Verizon would ultimately be returned to Verizon. The present value after-tax costs of these arrangements to Verizon were designed to be equivalent to the after-tax costs to Verizon of these waived deferred compensation obligations. Thus, the arrangements were cost neutral to Verizon at the time they were entered into.

As a result of provisions in the Sarbanes-Oxley Act of 2002, Verizon suspended premium payments to these split-dollar insurance policies as of July 2002. To date, the Securities and Exchange Commission has not provided any guidance as to whether the provisions in the Sarbanes-Oxley Act of 2002 apply to these types of arrangements. Accordingly, Verizon determined that it will not make any additional premium payments to these split-dollar policies. The amounts previously waived by Messrs. Seidenberg, Babbio and Barr (plus an amount that would have accrued in a market-based investment account since the date the amounts were waived) will be returned to their respective individual deferral accounts under the Verizon Income Deferral Plan. The amounts to be restored to Messrs. Seidenberg, Babbio and Barr’s deferral accounts are approximately $5.1 million, $2.4 million and $605,000, respectively. The policies will remain the property of Messrs. Seidenberg, Babbio and Barr at a reduced benefit level until such time as they are cancelled or terminated. Verizon expects to eventually recover all of the insurance premiums previously paid towards the policies.